UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 4, 2023

e.l.f. Beauty, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37873	46-4464131
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

570 10th Street

Oakland, CA 94607

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 778-7787

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ELF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On October 4, 2023, e.l.f. Beauty, Inc., a Delaware corporation (the “Company”), and e.l.f. Cosmetics, Inc., a Delaware corporation (“e.l.f. Cosmetics”), consummated the previously announced acquisition of Naturium LLC, a Delaware limited liability company (“Naturium”), and TCB-N Prelude Blocker Corp., a Delaware corporation (“Blocker”), pursuant to the Securities Purchase Agreement (as amended from time to time, the “Purchase Agreement”), by and among the Company, e.l.f. Cosmetics, Naturium, Blocker, The Center Brands LLC, a Delaware limited liability company (“TCB”), Elaine J. Balady, an individual (together with TCB, the “Naturium Sellers”), and TCB Prelude Holdings, LLC, a Delaware limited liability company (together with the Naturium Sellers, the “Sellers” and each, a “Seller”), and TCB in its capacity as the Sellers’ representative. Pursuant to the Purchase Agreement, among other matters, the Sellers sold to e.l.f. Cosmetics, and e.l.f. Cosmetics purchased from the Sellers, all of the Sellers’ right, title and interest in and to the outstanding equity securities of Naturium and Blocker (the “Acquisition”).

At the closing of the Acquisition (the “Closing”), e.l.f. Cosmetics provided total consideration to the Sellers, certain direct and indirect equity holders of certain Sellers and certain Naturium service providers who hold phantom equity units in TCB’s parent entity of (i) approximately $261.34 million in cash and (ii) 577,659 shares of the Company’s common stock, par value $0.01 per share (“Company Stock”) (the “Stock Consideration”), with a fair market value of $72.02 million as of the date of calculation determined in accordance with the terms of the Purchase Agreement. The number of shares that comprised the Stock Consideration was calculated based on a fixed value of $124.6760 per share, which represents the average of the daily volume-weighted average sales price per share of Company Stock on the New York Stock Exchange, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten consecutive trading days ending on and including the third trading day immediately preceding the date of the Purchase Agreement. The cash portion of the consideration excludes amounts deposited by e.l.f. Cosmetics into an escrow account to satisfy any post-closing purchase price adjustments in favor of e.l.f. Cosmetics and was funded by an incremental term loan as allowed for under the Company’s existing credit facility, borrowings on the Company’s existing revolving facility and cash on the balance sheet of the Company and its affiliates.

The Stock Consideration was issued in reliance upon the exemptions from registration afforded by Section 4(a)(2) and Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. Under the terms of the Purchase Agreement, the Company agreed to file a shelf registration statement on Form S-3 or, if Form S-3 is not available to the Company, another appropriate form, covering the resale of the shares of Company Stock to be issued in the Acquisition (the “Resale Registration Statement”). A portion of the consideration, including the Stock Consideration, was paid and issued or distributed to certain direct and indirect equity holders of certain Sellers and certain Naturium service providers who hold phantom equity units in TCB’s parent entity. Each recipient of Stock Consideration is subject to lock-up restrictions (the “Lock-Up Restrictions”) with respect to either 67% or 80% (depending on the recipient) of the Stock Consideration received by such recipient (the “Lock-Up Stock”) for a period of one year following the Closing. The Lock-Up Restrictions provide that 50% of the Lock-Up Stock received by each recipient will be released from such Lock-Up Restrictions on the six month anniversary of the Closing. The Lock-up Restrictions include certain customary exceptions for permitted transfers during the applicable lock-up period.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which will be filed as an exhibit to the Resale Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2023		E.L.F. BEAUTY, INC.

	By:	/s/ Mandy Fields
Mandy Fields
Chief Financial Officer